UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2012 (April 4, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On April 4, 2012, in connection with negotiations by Ampal-American Israel Corporation (“Ampal”) regarding the restructuring of Ampal’s debentures, Ampal entered into an agreement in principle on a proposed outline for arrangement (the "Term Sheet") with Ampal's Series B Debenture holders’ committee, formed by the Series B Debenture holders (the "B Committee"). The Term Sheet sets out the proposed guiding principles for a detailed agreement to modify the terms of all of Ampal’s outstanding Debentures. Ampal intends to seek the consent of the committee elected by Ampal's Series A and Series C Debenture holders (the “A+C Committee,” and together with the B Committee, the “Committees”) to the Term Sheet.

According to the Term Sheet, Ampal will postpone all of the principal payments due on all of its Series A, Series B and Series C Debentures (collectively, the “Debentures”) by two years (the "Postponement Period"), and will continue to make interest payments due on all of its Debentures, in accordance with the original amortization schedule.

The Term Sheet includes various undertakings to be taken by both Ampal and by its controlling shareholder group upon final agreement, including, among others:

1.	Additional interest through the maturity of the entire debt due under the Debentures at a rate to be agreed to by Ampal and the Committees;

2.	Issuance to the Debenture holders of listed warrants to purchase 23% (on a fully diluted basis) of Ampal's Class A stock;

3.	Providing security to the Debenture holders through security interests on Ampal's holdings and assets;

4.
Ampal’s controlling shareholder group will grant the Debenture holders a security interest up to a value of US$20 million on a portion of Ampal's controlling shareholder group’s interests in the Ethanol project in Colombia held by the controlling shareholder group (the "Ethanol Project");

5.	Ampal will be subject to several financial covenants, and will be prohibited from making new investments without the prior approval of the Debenture holders;

6.	Ampal will not pay Mr. Maiman, the Chairman, President and CEO of Ampal and a member of Ampal's controlling shareholder group, any salary during the Postponement Period;

7.	Mr. Maiman will undertake to maintain the controlling shareholder’s group control of Ampal and reduce management fees by approximately 50%;

8.
The Debenture holders will receive a put option on the loan made by Ampal to the controlling shareholder group with regard to the Ethanol Project, permitting the Debenture holders to cause Ampal to call the loan or to sell the shares Ampal will own in the Ethanol Project to the controlling shareholder group for US$22.5 million (plus interest);

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9.
Ampal's controlling shareholder group will contribute an additional amount of US$6 million, partly in cash and partly by transfer of assets, in consideration for the issuance of shares of Ampal’s Class A Stock;

10.	Debenture holders will have the right to appoint an observer to Ampal's board of directors meetings;

11.	Ampal will not pay dividends or other payments to its shareholders until 50% of the outstanding principal payments due to the Debentures have been repaid to the Debenture holders;

12.	Ampal’s general and administrative expenses during the Postponement Period will be reduced substantially, the specific amount to be agreed between Ampal and the Committees; and

13.	The payments to Ampal’s unsecured financial creditors will be postponed for the Postponement Period and they will benefit from the same applicable terms as detailed in the Term Sheet.

There is no assurance that Ampal will reach detailed agreements with the Committees, or if such agreements are reached, that they will be approved by the Debenture holders.

The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the Term Sheet which is filed as Exhibit 99.1 to this Form 8-K.

Ampal issued a press release with respect to the forgoing on April 4, 2012.  The full text of the Press Release is furnished as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Proposal to Restructure Series B Debentures, dated April 4, 2012, between Ampal and the Series B Debentures Holders’ Committee
99.2	Press Release, dated April 4, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: April 10, 2012	By:	/s/ Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President - Investments and
Corporate Affairs and Secretary

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Proposal to Restructure Series B Debentures, dated April 4, 2012, between Ampal and the Series B Debentures Holders’ Committee
99.2	Press Release, dated April 4, 2012.